UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ALTISOURCE ASSET MANAGEMENT CORPORATION
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April 29, 2014

Dear Fellow Stockholder:

On behalf of the Board of Directors, we cordially invite you to attend the 2015 Annual Meeting of Stockholders of Altisource Asset Management Corporation a U.S. Virgin Islands corporation (the “Company”), which will be held at the offices of the Company located at 36C Strand Street, Christiansted United States Virgin Islands 00820 on Wednesday, June 3, 2015, at 9:00 a.m., Atlantic Standard Time. The matters to be considered by stockholders at the Annual Meeting of Stockholders are described in detail in the accompanying materials.

It is very important that you be represented at the 2015 Annual Meeting of Stockholders regardless of the number of shares you own or whether you are able to attend the Annual Meeting of Stockholders in person. We urge you to complete your proxy card in one of the manners described in the accompanying materials even if you plan to attend the 2015 Annual Meeting of Stockholders. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Your support of and interest in Altisource Asset Management Corporation is sincerely appreciated.

Sincerely,

Ashish Pandey
Executive Chairman of the Board of Directors

ALTISOURCE ASSET MANAGEMENT CORPORATION
36C Strand Street
Christiansted, United States Virgin Islands 00820

NOTICE OF THE 2015 ANNUAL MEETING OF STOCKHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2015

NOTICE

The 2015Annual Meeting of Stockholders of Altisource Asset Management Corporation will be held:

Date:    Wednesday, June 3, 2015

Time:    9:00 a.m., Atlantic Standard Time

Location:    Altisource Asset Management Corporation
36C Strand Street
Christiansted, United States Virgin Islands 00820

PURPOSE

•	To consider and vote upon the election of six (6) Directors to serve until the 2016 Annual Meeting of Stockholders and/or until their successors are duly elected and qualified;

•
To consider and vote upon a proposal to amend the Company’s Articles of Incorporation to increase the Company’s authorized capital stock to 300,000,000 shares, consisting of 200,000,000 shares of common stock and 100,000,000 shares of preferred stock;

•	To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2015 and

•	To transact such other business as may properly come before the meeting and any adjournment of the meeting.

PROCEDURES

•	Our Board of Directors has fixed April 13, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the 2015 Annual Meeting of Stockholders.

•	Only stockholders of record at the close of business on the record date will be entitled to vote at the 2015 Annual Meeting of Stockholders.

•
The proxy statement for our 2015 Annual Meeting of Stockholders and our annual report to stockholders on Form 10-K for the year ended December 31, 2014 were made available on or about April 24, 2015 on our website at www.altisourceamc.com under the section entitled “Shareholders.” Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy statement at http://www.proxyvote.com, a website that does not identify or track visitors of the site, by entering the 12 digit Control Number found on your Beneficial Notice Card or on your Proxy Card in the space provided.

By Order of the Board of Directors,
Stephen H. Gray
Secretary

April 29, 2015
Christiansted, United States Virgin Islands

ALTISOURCE ASSET MANAGEMENT CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

General Information

We have made this proxy statement available to you on or about April 29, 2015 as a holder of common stock of Altisource Asset Management Corporation, a U.S. Virgin Islands corporation (“we,” “us,” “our,” “AAMC” or the “Company”) because our Board of Directors is soliciting your proxy to be used at our Annual Meeting of Stockholders and at any adjournment of this meeting. The 2015 Annual Meeting of Stockholders will be held at our offices located at 36C Strand Street, Christiansted, United States Virgin Islands 00820 on Wednesday, June 3, 2015, at 9:00 a.m., Atlantic Standard Time for the purposes listed in the Notice of Annual Meeting of Stockholders.

At the Annual Meeting, our stockholders will be asked to consider and vote upon (1) the election of six (6) Directors to serve until the 2016 Annual Meeting of Stockholders and/or until their successors are duly elected and qualified; (2) a proposal to amend the Company’s Articles of Incorporation increase the Company’s authorized capital stock to 300,000,000 shares, consisting of 200,000,000 shares of common stock and 100,000,000 shares of preferred stock and (3) the ratification of the appointment of Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2015.
We are not aware of any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their discretion on such matters.
Proxies to be exercised at the Annual Meeting are being solicited by and on behalf of our Board of Directors primarily through the use of the mails. Our directors, officers, employees and other agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile or other personal contact. We will bear the cost of the solicitation of proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.

Proxy Materials

We expect our proxy materials, including this proxy statement and our 2014 annual report, to be made available to stockholders on or about April 29, 2015 through the “Shareholders” link on our website at www.altisourceamc.com or through www.proxyvote.com. Our annual report on Form 10-K for the year ended December 31, 2014 was filed with the SEC and made available on our website on March 2, 2015. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), most stockholders will not receive printed copies of these proxy materials unless they request them. Instead, most stockholders will receive by mail a “Notice of Internet Availability of Proxy Materials” that contains instructions as to how they can view our materials online, request copies be sent to them by mail or electronically by email and as to how they can authorize a proxy to vote their shares online.

Voting Procedures

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your bank or brokerage firm or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock. If your shares of common stock are held in your name, you can authorize a proxy to vote your shares in lieu of attending the Annual Meeting and voting in person. You may authorize a proxy to vote your shares over the Internet by following the instructions provided in the printed proxy materials. You may also authorize a proxy to vote your shares by mail or telephone pursuant to instructions provided on the proxy card. If you are authorizing a proxy to vote your shares over the Internet or by telephone, you will need to provide the control number that is printed on the proxy card that you receive.

If your common stock is held in the name of your bank or brokerage firm or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.
Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy to vote your shares in advance of the Annual Meeting as described above so that your vote is counted if you later decide not to attend the Annual Meeting.

How a Proxy Works

All valid proxies received prior to the meeting will be voted in accordance with your instructions. If no contrary instructions are given, other than as discussed below with respect to broker “non-votes,” each proxy received will be voted “FOR” each of the nominees for Director; “FOR” the proposal to amend the Company’s Articles of Incorporation to increase the Company’s authorized capital stock to 300,000,000 shares, consisting of 200,000,000 shares of common stock and 100,000,000 shares of preferred stock and “FOR” approval of the appointment of Deloitte & Touche LLP to be our independent registered public accounting firm for 2015; and with regard to any other business that properly comes before the meeting in accordance with the judgment of the persons appointed as proxies.

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting of Stockholders and any adjournment of this meeting and will not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

•	filing written notice with our Corporate Secretary at the following address:

Stephen H. Gray, Corporate Secretary
Altisource Asset Management Corporation
36C Strand Street
Christiansted, United States Virgin Islands 00820

•	submitting a properly executed proxy bearing a later date; or

•	appearing at the Annual Meeting of Stockholders and giving the Corporate Secretary notice of your intention to vote in person.

Who May Vote

You are entitled to vote at the Annual Meeting of Stockholders or any adjournment of the Annual Meeting of Stockholders if you are a holder of record of our common stock at the close of business on April 13, 2015. At the close of business on April 13, 2015, there were 2,206,651 shares of common stock issued, outstanding and able to be voted and no other class of equity securities outstanding (which excludes 264,131 treasury shares held by the Company that are not entitled to vote at the Annual Meeting). Each share of our common stock is entitled to one (1) vote at the Annual Meeting of Stockholders on all matters properly presented, other than the Company’s treasury shares. Abstentions and broker “non-votes” will be treated as present for purposes of a quorum.

Quorum and Voting Information

The presence at the Annual Meeting of Stockholders of a majority of the votes of our common stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting of Stockholders. Abstentions and broker “non-votes,” if any, will be treated as present for purposes of determining the presence of a quorum.

A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

Proposal One – Election of Directors: Assuming a quorum, each of the six (6) nominees for Director requires a majority of the votes cast to be elected as Directors of AAMC. You may vote “FOR” a nominee, “AGAINST” a nominee, or “ABSTAIN” with respect to a nominee. Cumulative voting in the election of Directors is not permitted.

Neither broker “non-votes” nor votes marked “ABSTAIN” will have an effect with regard to the election of any nominee.

Proposal Two – Approval of an Increase in the Company’s Authorized Capital Stock: Assuming a quorum, the proposal to amend the Company’s Articles of Incorporation to increase the Company’s authorized capital stock to 300,000,000 shares, consisting of 200,000,000 shares of common stock and 100,000,000 shares of preferred stock requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. You may vote “FOR” or “AGAINST” or “ABSTAIN” on Proposal Two.

Proposal Three – Ratification of Appointment of Independent Registered Public Accounting Firm: Assuming a quorum, the proposal to ratify the appointment of Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2015 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. You may vote “FOR” or “AGAINST” or “ABSTAIN” on Proposal Three.

Abstentions will not be counted in determining the votes cast in connection with Proposals Two and Three and will have no effect on the results of the vote on such proposals. Because your broker or other nominee is entitled to vote your shares with respect to Proposals Two and Three, even if instructions are not received from you, there will be no broker “non-votes” with respect to these proposals.
If the shares you own are held in “street name” by a bank or brokerage firm or other nominee, your bank, brokerage firm or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank, brokerage firm or other nominee provides you. You will receive a proxy card that will tell you how to access our proxy materials and authorize a proxy to vote your shares via the Internet. It will also tell you how to request a paper or email copy of our proxy material. You should instruct your bank, brokerage firm or other nominee to vote your shares by following the voting instructions provided by your bank, brokerage firm or other nominee. Please contact your bank, brokerage firm or other nominee for further information.

Board Recommendation

The Board recommends that you vote as follows:

•	“FOR” each of the six (6) director nominees set forth in Proposal One;

•
“FOR” the amendment to the Company’s Articles of Incorporation to increase the Company’s authorized capital stock to 300,000,000 shares, consisting of 200,000,000 shares of common stock and 100,000,000 shares of preferred stock set forth in Proposal Two and

•	“FOR” the ratification of Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2015 set forth in Proposal Three.

Any properly authorized proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations

ELECTION OF DIRECTORS
(Proposal One)

Our Amended and Restated Bylaws provide that our Board of Directors shall consist of no less than three (3) members with the exact number to be determined by vote of a majority of the Board of Directors.

The six (6) nominees listed below for election as Directors at the Annual Meeting of Stockholders have been recommended by our Nomination/Governance Committee and nominated by our Board of Directors to serve on the Board until the 2016 Annual Meeting of Stockholders and/or until their successors are duly elected and qualified. Assuming a quorum, the each of the six (6) nominees for Director will be elected as Directors if they receive a majority of the votes cast in person or by proxy at the meeting. Robert C. Schweitzer, our current lead independent Director, and Salah Saabneh, our current Director, have each informed us that he will not stand for re-election at the 2015 Annual Meeting of Stockholders.

The Nomination/Governance Committee and our Board of Directors has nominated Ashish Pandey to continue to serve as our Executive Chairman of the Board of Directors and has nominated Paul T. Bossidy to become the lead independent director. The Nomination/Governance Committee and the Board of Directors has also nominated George G. Ellison and Ricardo C. Byrd for election to the Board of Directors to fill the vacancies created by the departures of Messrs. Schweitzer and Saabneh. The Board of Directors has also nominated each of Mr. Redleaf and Ms. Kurland to continue to serve as Directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting of Stockholders, the person or persons appointed as proxies will nominate and vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as Director if elected.

Nominees for Director

The following table sets forth certain information concerning our nominees for Director:

Name	Age(1)	Director Since	Audit Committee	Compensation Committee	Nomination/ Governance Committee
Ashish Pandey	39	2012
Paul T. Bossidy (2)	54	2012	X(3)		X
Ricardo C. Byrd (2)	66			X	X
George G. Ellison (2)	56
Dale Kurland	71	2012	X	X(3)
Nathaniel Redleaf	30	2014	X	X	X(3)

___________________
(1)     As of April 24, 2014.

(2)	Mr. Ellison and Mr. Byrd are being nominated for the first time at the 2015 Annual Meeting. If elected, Mr. Bossidy will serve as our lead independent Director.
(3)    Committee Chair.

The principal occupation for at least the last five (5) years and additional biographical information of each nominee for Director of AAMC is set forth below.

Ashish Pandey. Mr. Pandey has served as our Executive Chairman since January 2015. He was elected to the Board of Directors of AAMC in December 2012 and served as the Chief Executive Officer of AAMC from December 2012 to February 2015. Mr. Pandey has also served as Chief Executive Officer of Altisource Residential Corporation (“Residential”) since December 2012.  Collectively with Mr. Ellison, Mr. Pandey is responsible for the overall strategic direction of our company and Residential. Prior to joining us, Mr. Pandey served as the Chief Executive Officer of Correspondent One, an affiliate of Altisource Portfolio Solutions SA (“Altisource”) engaged in the acquisition and secondary marketing of government loans, and he resigned from that position in December 2012. He previously served as Executive Vice President of Ocwen from July 2008 to August 2011 and was responsible for the oversight of asset management vehicles and capital deployment for mortgage servicing portfolio acquisitions for Ocwen. He served as Treasurer and Director of Corporate Strategy from February 2005 to July 2008 for Ocwen. He holds a Bachelor’s of Science in Engineering from the S.G.S. Institute of Technology and Science and a Masters of Business Administration from the Indian Institute of Management.

Mr. Pandey’s experience in the mortgage industry, particularly with respect to the acquisition and management of mortgage-backed assets, provides the Board of Directors with subject matter expertise.  In addition, through his position as Chief Executive Officer of AAMC, Residential and Correspondent One, Mr. Pandey has acquired significant experience in our business and offers the Board of Directors insight into Company-specific issues.

Paul T. Bossidy. Mr. Bossidy was elected to the Board of Directors of AAMC in December 2012.  Mr. Bossidy is President and Chief Executive Officer of Patripabre Capital LLC, in Ridgefield, Connecticut, and provides consulting services to companies in the financial services industry. Mr. Bossidy also serves on the Board of Directors of Berkshire Hills Bancorp, Inc., a bank holding company that is the parent of Berkshire Bank with branches throughout New England. Mr. Bossidy previously served as President and Chief Executive Officer of Clayton Holdings LLC from 2008 to 2014, when it was acquired by Radian Group, Inc. Prior to joining Clayton, Mr. Bossidy was a Senior Operations Executive at Cerberus Capital Management LP, a real estate investment fund, from 2006 to 2008. Prior to that, Mr. Bossidy served in various executive appointments for General Electric Company from 1993 to 2006, including General Manager of Corporate Business Development, President of the Refrigerator Product Line within GE Appliances Division, President and Chief Executive Officer of GE Lighting (North America), President and Chief Executive Officer of GE Vendor Financial Services, President and Chief Executive Officer of GE Commercial Equipment Financing and President and Chief Executive Officer of GE Capital Solutions Group. He is a Certified Public Accountant and a Certified Six Sigma Black Belt. Mr. Bossidy holds a Bachelor of Arts from Williams College in Williamstown, Massachusetts, a Master in Accounting from New York University in New York, New York and a Master of Business Administration with concentrations in Finance and Marketing from Columbia University Graduate School of Business in New York, New York.

Mr. Bossidy’s experience providing risk management services to the mortgage industry, along with his prior management and board of directors experience, provides the Board of Directors with strategic and industry-specific expertise. In addition, his knowledge and background in accounting allow him to provide guidance to the Board of Directors in overseeing financial and accounting aspects of our operations.

Ricardo C. Byrd. Mr. Byrd was nominated for election to our Board of Directors in April 2015. Mr. Byrd has served as the Executive Director of the National Association of Neighborhoods (NAN), one of the nation’s largest and oldest multi-issue membership associations of grass-roots neighborhood organizations, since 1995, and from 1982 to 1994, served as Federal FTA Project Manager for NAN. He has over thirty years of management experience in directing grass-roots programs. On America’s social and economic development challenges, he has served as a public policy catalyst, a community outreach strategist and resource person to the White House, Congressional, state and local government officials, corporations and neighborhood leaders. Mr. Byrd is a native Washingtonian, educated in the District of Columbia Public Schools, and holds a Bachelor of Arts degree from Howard University.

Mr. Byrd’s understanding of neighborhood and borrower needs will provide us with valuable inputs regarding borrower and tenant satisfaction. His grass-roots involvements in empowering neighborhood organizations to improve the quality of life will provide insights to the Company in managing Residential’s business. His diverse experience will further enable the Company to consider other client opportunities and their related benefits.

George G. Ellison. Mr. Ellison was nominated for election to our Board of Directors in April 2015. Mr. Ellison has served as our Chief Executive Officer since February 2015 and as President of Residential since March 31, 2015. Collectively with Mr. Pandey, Mr. Ellison is responsible for the overall strategic direction of our company and Residential. Prior to joining AAMC, Mr. Ellison had been employed for 19 years at Bank of America and its predecessor, NationsBank. Mr. Ellison held several roles over his career at Bank of America, most recently being the executive leading the team that managed the valuation and disposition of Bank of America’s legacy mortgage loan portfolio and a leading member of Bank of America’s Special Initiatives team that worked to resolve Bank of America’s representation and warranty litigation. Prior to his most recent roles, Mr. Ellison was Global Head of the Structured Products division within Bank of America’s Investment Banking platform. His responsibilities involved all Structured Products including RMBS, ABS, ABCP Conduit and CMBS securities, among others. Mr. Ellison holds a Bachelor of Science in Industrial Engineering the University of Pittsburgh and a Masters of Business Administration from the Wharton School of Business.

Mr. Ellison’s substantial experience in structured financing and business acumen will provide great benefit to our Board of Directors, and his vision and leadership will be instrumental in the performance of our organization.

Dale Kurland. Ms. Kurland was elected to the Board of Directors of AAMC in December 2012. Ms. Kurland is the founder and President of Classic Strategies Group, LLC (“CSG”), a private company founded in 2004 which provides mergers and acquisition consulting services to mortgage banking executives. Prior to forming CSG, Ms. Kurland served as President of DK Advisory Services, Inc., the predecessor to CSG. Prior to joining DK Advisory Services, Ms. Kurland was Senior Managing Director of Bear Stearns’ Mortgage Banking Mergers and Acquisitions Group where she advised clients on the purchase and sale of mortgage companies and mortgage servicing portfolios. Ms. Kurland served on the Board of Directors of Lender Services, Inc. until the sale of the company to Fidelity National Financial in February 2003. Ms. Kurland holds a Bachelor of Arts from Skidmore College in Saratoga Springs, New York.

Ms. Kurland’s background in real estate financing and advisory experience in the mortgage and real estate industries, along with her prior management and board of directors experience, brings industry expertise, leadership direction and guidance to the Board of Directors.

Nathaniel Redleaf. Mr. Redleaf elected to the Board of Directors of AAMC in June 2014. Mr. Redleaf is a Partner at Luxor Capital Group, LP, a New York-based hedge fund (“Luxor”), where he focuses on the homebuilding, commercial real estate, finance and gaming sectors. Prior to joining Luxor, Mr. Redleaf was a Research Analyst at Imperial Capital, a distressed debt focused investment bank. Mr. Redleaf currently serves as a member of the board of directors of William Lyons Homes Inc., Innovate Managed Holdings LLC and Eastland Tire Australia Pty. He received his B.A. degree in Political Economies of Industrial Societies from the University of California, Berkeley in 2005.

Mr. Redleaf brings valuable experience to our Board of Directors in real estate investment, finance and capital markets.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors
The Board of Directors plays an active role in overseeing management and representing the interests of the stockholders. Directors are expected to attend all meetings of the Board of Directors and the meetings of committees on which they serve. Directors are also consulted for advice and counsel between formal meetings.
Our current Board of Directors held nine (9) meetings in 2014. Each incumbent Director attended 100% of these meetings as well as the meetings held by all committees of our Board of Directors on which they served during the year. The Board of Directors also regularly held executive sessions of the independent directors. We do not have a formal policy regarding Director attendance at the Annual Meeting of Stockholders. However, all of the incumbent members of our Board of Directors attended our 2014 Annual Meeting of Stockholders.

Independence of Directors

Our Corporate Governance Guidelines provide that our Board of Directors must be comprised of a majority of Directors who qualify as independent Directors under the standards of the NYSE, which governs the NYSE MKT where our common stock is listed.

Our Board of Directors annually reviews the direct and indirect relationships that we have with each Director. The purpose of this review is to determine whether any such transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with AAMC are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by NYSE rules and law. Our current Board of Directors has determined that Messrs. Bossidy and Redleaf and Ms. Kurland are independent Directors and that Mr. Byrd will be an independent director upon his election to our Board of Directors.

Board Leadership Structure

Our Board of Directors has no fixed policy with respect to the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. Our Board of Directors retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interests of the Company and its stockholders at any given time. The Board of Directors currently believes that it is best not to combine the position of Chief Executive Officer and Chairman. The Board of Directors determined, however, that in light of Mr. Pandey being Executive Chairman, it would appoint Mr. Bossidy as Lead Independent Director upon Mr. Pandey’s election as Executive Chairman at the Annual Meeting. As our Chief Executive Officer, along with Mr. Pandey, Mr. Ellison is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board of Directors. As the Lead Independent Director, Mr. Bossidy will lead the independent decision making matters for the Board and will oversee executive sessions of meetings of the Board of Directors and the delivery of information necessary for the Board’s informed decision-making.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nomination/ Governance Committee. A brief description of these committees is provided below.

Audit Committee. The Audit Committee of our Board of Directors oversees the relationship with our independent registered public accounting firm, reviews and advises our Board of Directors with respect to reports by our independent registered public accounting firm and monitors our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of accounting, internal controls, auditing and federal securities law matters and the review of the scope and results of the annual audit conducted by the independent registered public accounting firm.

The members of the Audit Committee since June 2014 have been Mr. Bossidy, Mr. Redleaf and Mr. Schweitzer, and Mr. Bossidy was the Chair of the Audit Committee. Upon the election of the proposed Directors, it is anticipated that Mr. Bossidy will continue to be Chair of the Audit Committee and that Mr. Redleaf and Ms. Kurland will serve as Audit Committee members. Each current and proposed member of our Audit Committee is independent as defined in regulations adopted by the SEC and NYSE listing standards. Our Board of Directors has determined that all members of our Audit Committee are financially literate and possess accounting or related financial management expertise. Our Board of Directors has also determined that Mr. Bossidy qualifies as an “audit committee financial expert” as that term is defined in SEC rules.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. On an annual basis, the Audit Committee reviews and approves its charter. The Committee also evaluates its performance under its charter annually and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Audit Committee in March 2015. The Audit Committee met eight (8) times in 2014.

Compensation Committee. The Compensation Committee of our Board of Directors oversees our Board and employee compensation and employee benefit plans and practices. The Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our named executive officers. Except as they relate to the Executive Chairman and the Chief Executive Officer, the Compensation Committee reviews with the Chief Executive Officer and subsequently approves all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to stockholder approval. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors. The Compensation Committee has authority for the administration of awards under AAMC’s 2012 Equity Incentive Plan (the “2012 Equity Plan”). The Compensation Committee has the authority to retain independent counsel or other advisers as it deems necessary in connection with its responsibilities at our expense. The Compensation Committee may request that any of our Directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

The members of the Compensation Committee since June 2014 have been Ms. Kurland, Mr. Redleaf and Mr. Schweitzer and Ms. Kurland has been the Chair of the Compensation Committee. Upon the election of the proposed Directors, the members of the Compensation Committee are expected to be Ms. Kurland, as Chair, Mr. Byrd and Mr. Redleaf. Each current and proposed member of the Compensation Committee is independent as defined by NYSE listing standards. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience.

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. On an annual basis, the Compensation Committee reviews and approves its charter. The Committee also evaluates its performance under its charter annually and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Compensation Committee in March 2015. The Compensation Committee met four (4) times in 2014.

Nomination/Governance Committee. The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of individuals qualified to serve as Directors and committee members for our Board of Directors; advises our Board of Directors with respect to Board of Directors composition, procedures and committees; develops and recommends to the Board of Directors a set of corporate governance principles and oversees the evaluation of our Board of Directors and our management.

The members of the Nomination/Governance Committee since June 2014 have been Mr. Schweitzer, Mr. Bossidy and Ms. Kurland. Mr. Erbey was the Chair of the Nomination/Governance Committee until June 2014 and Mr. Schweitzer has been the Chair of the Nomination/Governance Committee since June 2014. Upon the election of the proposed Directors, the members of the Compensation Committee are expected to be Mr. Redleaf, as Chair, Mr. Bossidy and Mr. Byrd. Each current and proposed member of our Nomination/Governance Committee is independent as defined in the NYSE listing standards.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. On an annual basis, the Nomination/Governance Committee reviews and approves its charter. The Committee also evaluates its performance under its charter annually and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Nomination/Governance Committee in March 2015. The Nomination/Governance Committee met five (5) times in 2014.

It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by you, our stockholders. In evaluating all nominees for Director, our Nomination/Governance Committee will take into account the applicable requirements for Directors under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NYSE listing standards. In addition, our Nomination/Governance Committee will take into account AAMC’s best interests as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate’s experience with the background of other members of our Board of Directors.

The Nomination/Governance Committee will consider diversity when it recommends Director nominees to the Board of Directors, viewing diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee will consider diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of our business environment when recommending Director nominees to the Board of Directors, with the objective of achieving a Board with diverse business and educational backgrounds. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our governance and strategic needs. The Nomination/Governance Committee will periodically review the skills and attributes of Board members within the context of the current make-up of the full Board of Directors as the Nomination/Governance Committee deems appropriate. The Nomination/Governance Committee does not discriminate against candidates for the Board of Directors based on race, color, religion, sex, sexual orientation or national origin.

The Nomination/Governance Committee will regularly assess the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for Director will then be identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board of Directors, professional search firms, stockholders or industry sources.

In connection with this evaluation, one or more members of the Nomination/Governance Committee, and others as appropriate, will interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors will determine the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should a stockholder recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, no stockholder or group of stockholders owning more than 5% of our common stock has put forth any Director nominees.

If you want to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Corporate Secretary at Altisource Asset Management Corporation, 36C Strand Street, Christiansted, United States Virgin Islands 00820. You should provide each proposed nominee’s name, biographical data and qualifications. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as Director qualification standards, Board of Directors and committee composition, Director responsibilities, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to our Board of Directors. Our Corporate Governance Guidelines were last reviewed by the Board of Directors in March 2015. Our Corporate Governance Guidelines are available on our website at www.altisourceamc.com and are available to any stockholder who requests them by writing to our Corporate Secretary at Altisource Asset Management Corporation, 36C Strand Street, Christiansted, United States Virgin Islands 00820.

Executive Sessions of Non-Management Directors

Non-management Directors expect to meet in executive session without management representatives periodically. Non-management Directors met in executive session without management eight (8) times in 2014.

Communications with Directors

If you desire to contact our Board of Directors or any individual Director regarding AAMC, you may do so by mail addressed to our Corporate Secretary at Altisource Asset Management Corporation, 36C Strand Street, Christiansted, United States Virgin Islands 00820. All communications received in writing will be distributed to our full Board of Directors if addressed to the full Board or to individual Directors if addressed to any of them individually.

Code of Ethics

We adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees. We also adopted a Code of Ethics for Senior Financial Officers. Any waivers from the Code of Business Conduct and Ethics for Directors or named executive officers or the Code of Ethics for Senior Financial Officers must be approved by our Board of Directors or the Audit Committee and will be subsequently disclosed when required by SEC or applicable exchange rules. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.altisourceamc.com and are available to any stockholder who requests a copy by writing to our Corporate Secretary at Altisource Asset Management Corporation, 36C Strand Street, Christiansted, United States Virgin Islands 00820. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under SEC or exchange rules, will either be posted on our website or otherwise disclosed in accordance with such rules.

Risk Management and Oversight Process

Our Board of Directors and each of its committees are involved with the oversight of the Company’s risk management.

The Board of Directors and the Audit Committee monitor AAMC’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs.

In its periodic meetings with the external auditors, the Audit Committee discusses the external audit scope, the external auditors’ responsibility under the Standards of the Public Company Accounting Oversight Board (“PCAOB”), accounting policies and practices and other required communications. In addition, through regular reviews with management and, at times, certain employees of AAMC, the Nomination/Governance Committee assists the Board of Directors in monitoring the Company’s governance and succession risks, and the Compensation Committee assists the Board of Directors in monitoring our compensation policies and related risks.

The Board of Directors’ role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and our Chairman, the Board of Directors and its committees providing oversight in connection with these efforts. Our Investment Committee, which is comprised of our Chairman and our Chief Executive Officer, has responsibility for assessing and managing the Company’s risk exposure with respect to transactional and counterparty risk.

BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation received by each non-management member of our Board of Directors who served as a Director during fiscal year 2014. Our management Director does not receive an annual retainer or any other compensation for their service on the Board of Directors. Ashish Pandey, our sole management Director during 2014, is therefore not included in the following table.

Name	Fees Earned Or Paid in Cash	Stock Awards(1)	Option Awards	All Other Compensation	Total
William C. Erbey	$100,000	$172,624	$—	$—	$274,624
Paul T. Bossidy	$62,500	$172,624	$—	$—	$235,124
Dale Kurland	$57,500	$172,624	$—	$—	$230,124
Nathaniel Redleaf(2)	$—	$—	$—	$—	$ —
Robert C. Schweitzer	$65,000	$172,624	$—	$—	$237,624
___________

(1)
Each director received 162 shares of the common stock of AAMC on June 11, 2014 for service on the Board from May 31, 2013, the day after the 2013 Annual Meeting of Stockholders to June 11, 2014, the date of the 2014 Annual Meeting of Stockholders. The number of shares granted was based on a share price of $277.50, which is the average of the high and low sales prices of our common stock on May 31, 2013. The value of the shares set forth in the table above is based on the average of the high and low sale prices of our common stock on the date of issuance.

(2)	Pursuant to Luxor’s policies and procedures, Mr. Redleaf is not entitled to receive any compensation for his membership on board of directors or committees thereof.

Cash Compensation

As set forth above, we provide the following cash compensation to our non-management Directors in quarterly installments, paid in arrears for their services for the prior quarter:

•	an annual retainer of $50,000;

•	an additional $20,000 to the lead independent Director of the Board of Directors ($50,000 if the Chairman is a non-management member of the Board);

•	an additional $12,500 to the Audit Committee chairperson;

•	an additional $5,000 to all committee chairpersons (other than the Audit Committee chairperson); and

•	an additional $5,000 to all Audit Committee members.
Equity Compensation

As part of Director compensation, our non-management Directors also receive annually shares of common stock of AAMC with a fair market value of $45,000 pursuant to the 2012 Equity Incentive Plan. “Fair Market Value” is defined as the average of the high and low prices of our common stock as reported on the applicable securities exchange on which AAMC is listed or quoted on the first day of the service year. Equity compensation is paid for the prior year of service after the annual organizational meeting of the Board of Directors, which immediately follows the Annual Meeting of Stockholders. Shares of our common stock will be awarded if the Director attends an aggregate of at least 75% of all meetings of the Board of Directors and committees thereof of which the Director is a member during the service year.

For Directors serving less than a full year, such Directors receive a pro rata portion of $45,000 of shares of our common stock based on the high and low sales prices on the first day of his or her service year, multiplied by a fraction, the numerator of which is the number of days served and the denominator of which is 365 days.

Other Compensation

Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

Any Director compensation may be prorated for a Director serving less than a full one (1) year term as in the case of a Director joining the Board of Directors after an Annual Meeting of Stockholders but during the service year.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers but does not serve on our Board of Directors. Our executive officers are elected annually by our Board of Directors and generally serve at the discretion of our Board of Directors. There are no arrangements or understandings between us and any person for election as our executive officer. None of our Directors and/or executive officers are related to any other Director and/or executive officer of AAMC or any of its subsidiaries by blood, marriage or adoption.

Name(1)	Age	Position
George G. Ellison(2)	56	Chief Executive Officer
Robin N. Lowe	50	Chief Financial Officer
Kenneth D. Najour	55	Chief Accounting Officer
Stephen H. Gray	44	General Counsel and Secretary
______________

(1)	All information set forth herein is as of April 13, 2015.

(2)	On February 17, 2015, Mr. Ellison was appointed as our Chief Executive Officer. Mr. Ellison was not an employee or officer of AAMC during 2014.

The principal occupation for at least the last five (5) years, as well as certain other biographical information, for each of our executive officers that is not a Director is set forth below. Mr. Ellison’s background is provided in the section of this proxy statement entitled “Election of Directors” above.

Robin N. Lowe. Mr. Lowe has served as our Chief Financial Officer since October 2014 and has also served as the Chief Financial Officer of Residential since October 2014. He oversees all of our financial affairs including financial reporting, treasury, tax and shareholder relations. Prior to his appointment, Mr. Lowe served as Chief Financial Officer of CitiMortgage Inc. from October 2012 to July 2014. From May 2010 to September 2012, Mr. Lowe served as Chief Financial Officer of Citibank Korea, and from October 2008 to April 2010, he served as Chief Financial Officer of Citibank’s South East Asia Pacific region. From May 1995 to September 2008, Mr. Lowe served in lead finance roles with Citibank in various countries and regions. Mr. Lowe is a Fellow of the Institute of Chartered Accountants in England and Wales of which he has been a member since 1992. He holds a Masters Degree in Classics and a Bachelor of Arts, with honors, from Oxford University.

Kenneth D. Najour. Mr. Najour has served as our Chief Accounting Officer since October 2014 and has also served as the Chief Accounting Officer of Residential since November 2014. From March 2013 to October 2014, Mr. Najour served as our and Residential’s Chief Financial Officer Prior to joining AAMC, Mr. Najour served as Vice President, Finance and Chief Accounting Officer of Ocwen from March 2012 to March 2013. Mr. Najour joined Ocwen as Vice President, Finance in December 2010. Prior to joining Ocwen, Mr. Najour served as Senior Vice President, Chief Financial Officer Latin America and Caribbean Region for MasterCard Worldwide from 2003 to 2010. He has also held leadership positions within PepsiCo Inc. from 1994 to 2003 and was Audit Manager for Pricewaterhouse Coopers LLP from 1986 to 1994. He holds a Master of Accounting from the University of Miami, a Bachelor of Science from Santa Clara University and is a Certified Public Accountant in the State of California.

Stephen H. Gray. Mr. Gray has served as our General Counsel and Secretary since November 2012 and has also served as the General Counsel and Secretary of Residential since December 2012. Prior to joining AAMC, Mr. Gray was General Counsel and Secretary of LaBranche & Co Inc., a publicly traded financial services company in New York, New York, from May 2004 to December 2011, and was a consulting attorney for The Nielsen Company, a global information and measurement company, during 2012. From June 1998 to May 2004, Mr. Gray was a corporate and securities attorney at the law firm of Fulbright & Jaworski L.L.P. in New York, New York, specializing in, among other things, securities offerings, mergers and acquisitions and general corporate reporting for public and private companies. From January 1996 to June 1998, he was a corporate and securities attorney at the law firm of Brock, Silverstein & McAuliffe, LLC, in New York, New York. He holds a Bachelor of Arts in History from Hobart College and a Juris Doctorate from Widener University School of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

•	each Director and named executive officer of AAMC;

•	all Directors and executive officers of AAMC as a group; and

•	all persons known by AAMC to own beneficially 5% or more of the outstanding common stock.

The table is based upon information supplied to us by Directors, executive officers and principal stockholders and filings under the Exchange Act and is based on an aggregate of 2,206,651 shares issued and outstanding as of April 13, 2015. Unless otherwise indicated, the address of all persons below is: Altisource Asset Management Corporation, 36C Strand Street, Christiansted, United States Virgin Islands 00820.

Shares Beneficially Owned as of April 13, 2015
Name of Beneficial Owner:	Amount	Percent
William C. Erbey (1)	706,264	30.7%
Luxor Capital Group, LP (2)	530,805	22.8%
Neuberger Berman Group LLC (3)	193,422	8.8%
SAB Capital Advisors LLC (4)	167,096	7.6%
Morgan Stanley (5)	119,112	5.4%
Capital Research Global Investors (6)	115,350	5.2%
Directors and Named Executive Officers:
Ashish Pandey (7)	26,378	*
George G. Ellison (8)	—	—
Robin N. Lowe (9)	—	—
Kenneth D. Najour (10)	1,767	*
Stephen H. Gray (11)	3,411	*
Adam D. Appleby	—	—
Paul T. Bossidy (12)	714	*
Dale Kurland (12)	336	*
Nathaniel Redleaf (13)	—	—
Salah Saabneh (12)	2,268	*
Robert C. Schweitzer (12)	336	*

All Directors and Executive Officers as a Group (11 persons) (14)	35,210	*
___________

*	Less than 1%

(1)
Mr. Erbey beneficially owns: (i) 37 shares of common stock held directly; (ii) 610,611 shares of common stock held by Salt Pond Holdings, LLC (“Salt Pond”), a United States Virgin Islands limited liability company of which the members are Mr. Erbey, his spouse, E. Elaine Erbey, FF Plaza Limited Partnership, a Delaware limited partnership of which the partners are Mr. Erbey, Ms. Erbey and Delaware Permanent Corporation (“Delaware Permanent”), a Delaware corporation owned by Mr. Erbey, and Erbey Holding Corporation, a Delaware corporation wholly owned by Mr. Erbey; (iii) options to acquire 85,755 shares of Common Stock, which were exercisable on or within 60 days after April 13,2014 and (iv) 9,861 restricted shares of common stock that vest within 60 days of April 22, 2014. Mr. Erbey, Ms. Erbey, FF Plaza, Delaware Permanent and Erbey Holding each may be deemed to beneficially own the 598,893 shares of common stock held by Salt Pond. Does not include 26,293 restricted shares of common stock granted to Mr. Erbey under the 2012 Equity Plan that will not vest w ithin 60 days after April 22, 2014. Mr. Erbey’s and Salt Pond’ business address is P.O. Box 25437, Christiansted, United States Virgin Islands 00824.

(2)
Based on information contained in a Schedule 13D/A filed jointly with the SEC on November 7, 2014 by Luxor Capital Partners, LP, Luxor Wavefront, LP, LCG Holdings, LLC, Luxor Capital Group, LP, Luxor Management, LLC, Christian Leone (“Luxor Group 1”), Luxor Capital Partners Offshore Master Fund, LP and Luxor Capital Partners Offshore, Ltd. (“Luxor Group 2,” collectively, “Luxor”). Includes 530,805 shares as to which shared voting power and 530,805 shares as to which shared dispositive power is claimed. The 530,805 shares reported also includes 120,000 shares of common stock into which Series A Preferred Shares owned by these entities are convertible Luxor Group 1’s address is 1114 Avenue of the Americas, 29th Floor, New York, New York 10036. Luxor Group 2’s address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(3)
Based on information contained in a Schedule 13G/A filed jointly with the SEC on February 11, 2015 by Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds (“Neuberger”). Includes 193,012 shares as to which shared voting power and 193,422 shares as to which shared dispositive power is claimed. Neuberger’s address is 605 Third Avenue, New York, New York 10158.

(4)
Based on information contained in a Schedule 13G/A filed jointly with the SEC on February 17, 2015 by SAB Capital Advisors, L.L.C., SAB Capital Management, L.P., SAB Capital Management, L.L.C. and Scott A. Bommer (collectively, “SAB”). Includes 167,096 shares as to which shared voting power and 167,096 shares as to which shared dispositive power is claimed. SAB’s address is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(5)
Based on information contained in a Schedule 13G/A filed jointly with the SEC on February 5, 2015 by Morgan Stanley and Morgan Stanley Capital Services LLC (collectively, “Morgan Stanley”). Includes 119,036 shares as to which sole voting power, 71 shares as to which shared voting power and 119,112 shares as to which shared dispositive power is claimed. Morgan Stanley’s address is 1585 Broadway, New York, New York 10036.

(6)	Based on information contained in Schedule 13G/A filed with the SEC on February 13, 2015 by Capital Research Global Investors (“CRGI”). CRGI’s address is 333 South Hope Street, Los Angeles, CA 90071.

(7)
Includes (a) 14,610 shares held directly, (b) options to acquire 3,003 shares of common stock that are immediately exercisable and (b) 8,765 restricted shares of common stock that vest within 60 days of April 13, 2015. The options and restricted shares were granted to Mr. Pandey under the 2012 Equity Plan. Does not include 23,370 restricted shares of common stock granted to Mr. Pandey under the 2012 Equity Plan that will not vest within 60 days after April 13, 2015.

(8)
Does not include 44,132 restricted shares of common stock of the Company granted to Mr. Ellison on February 17, 2015 under the Company’s 2012 Equity Plan that will not vest within 60 days of April 13, 2015.

(9)
Does not include 21,898 restricted shares of common stock of the Company granted to Mr. Lowe on October 8, 2014 under the Company’s 2012 Equity Plan, none of which vest within 60 days of April 13, 2015.

(10)
Includes of 1,767 held directly by Mr. Najour. Does not include 6,025 restricted shares of common stock granted to Mr. Najour under the 2012 Equity Plan that will not vest within 60 days after April 13, 2015.

(11)
Includes 1,767 shares held directly by Mr. Gray and 1,644 restricted shares of common stock granted to Mr. Gray under the 2012 Equity Plan that will vest within 60 days after April 13, 2015. Does not include 4,381 restricted shares of common stock granted to Mr. Gray under the 2012 Equity Plan that will not vest within 60 days after April 17, 2015.

(12)	Includes 42 shares issuable to each of Mr. Bossidy, Ms. Kurland and Mr. Schweitzer on June 3, 2015 and 48 shares issuable to Mr. Saabneh on June 3, 2015 for their service on our Board of Directors.

(13)
Mr. Redleaf is a Partner at Luxor. As per Luxor’s policies, Mr. Redleaf is not entitled to any compensation, whether cash or stock, for his service on the boards of directors on any portfolio company of Luxor. Mr. Redleaf disclaims beneficial ownership of all shares held by Luxor and its affiliates.

(13)
Includes Messrs. Pandey, Ellison, Lowe, Najour, Gray, Appleby, Bossidy, Redleaf, Saabneh and Schweitzer and Ms. Kurland. Does not include 23,370 restricted shares of common stock granted to Mr. Pandey under the 2012 Equity Incentive Plan; 44,132 restricted shares of common stock granted to Mr. Ellison under the 2012 Equity Incentive Plan; 21,898 restricted shares of common stock granted to Mr. Lowe under the 2012 Equity Incentive Plan; 6,025 restricted shares of common stock granted to Mr. Najour under the 2012 Equity Incentive Plan; and 4,381 restricted shares of common stock granted to Mr. Gray under the 2012 Equity Incentive Plan, because such restricted shares do not vest within 60 days after April 13, 2015.

Equity Compensation Plan Information

The following table sets forth information as December 31, 2014 with respect to compensation plans under which our equity securities are authorized for issuance. The information is split between all compensation plans previously approved by security holders and all compensation plans not previously approved by security holders:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of restricted shares granted subject to vesting requirements	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2012 Equity Incentive Plan	234,037	$1.10	153,540 (1)	98,923(1)
2012 Special Equity Incentive Plan	5,023	$1.16	21,912	—
Equity compensation plans not approved by security holders
None	—	—	—	—
Total	239,060	$1.10	175,452	98,923
________________

(1)	Does not include 44,132 restricted shares of common stock granted to Mr. Ellison on February 17, 2015.

The 2012 Equity Plan allows for grants to be made in a number of different forms, including but not limited to options, restricted stock, restricted stock units and stock appreciation rights. We granted options to purchase our common stock to the option holders of Altisource under the 2012 Equity Plan and the 2012 Special Equity Incentive Plan in connection with the separation from Altisource. Other than the grant of these options, we have granted restricted shares of common stock under the 2012 Equity Incentive Plan and 2012 Special Equity Incentive Plan subject to the vesting requirements described below in “Compensation Discussion and Analysis – Equity Incentive Plan.” We have also issued shares of common stock to our non-management Directors in connection with their service on our Board of Directors as described above in “Director Compensation.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon the Company’s review of Section 16(a) reports, the Company believes that all of the Company’s reporting persons complied with their Section 16(a) filing requirements in 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction, Philosophy and Objectives

We believe an effective executive compensation program aligns executives’ interests with stockholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to increase stockholder value. We seek to promote individual service longevity and to provide our executives with long-term incentive opportunities that promote consistent, high-level financial performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of peer companies. To achieve these objectives, we generally believe executive compensation packages should include both cash and equity-based compensation that rewards performance as measured against established goals.

This compensation discussion and analysis provides information regarding the following:

•	compensation programs for our Chief Executive Officer, Executive Vice President, Chief Financial Officer and General Counsel and Secretary;

•	overall objectives of our compensation program and what it is designed to reward;

•	each element of compensation that we provide and

•	the reasons for the compensation decisions we have made regarding these individuals.

Our named executive officers for 2014 were:

Name (1)	Position
Ashish Pandey	Chief Executive Officer
Robin N. Lowe (2)	Chief Financial Officer
Kenneth D. Najour (2)	Chief Accounting Officer
Stephen H. Gray	General Counsel and Secretary
Salah Saabneh (3)	Executive Vice President, Corporate Development
Adam D. Appleby (4)	Chief Operating Officer
_________

(1)
Mr. Ellison is not a “named executive officer” of the Company for 2014 under the Exchange Act because his employment did not commence until February 17, 2015, when he joined us as Chief Executive Officer. Mr. Ellison’s compensation is therefore not included in this Compensation Discussion and Analysis. Mr. Ellison is expected to be a named executive officer of the Company commencing in 2015.

(2)	Mr. Lowe became Chief Financial Officer on October 8, 2014. Mr. Najour served as our Chief Financial Officer until October 8, 2014, became Chief Accounting Officer on October 8, 2014.

(3)	Mr. Saabneh resigned from his position as Executive Vice President, Corporate Development on October 8, 2014, and became a Director on December 11, 2014.

(4)	Mr. Appleby resigned on December 12, 2014.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer is involved in the design and implementation of our executive compensation and is typically present at Compensation Committee meetings, except that the Chief Executive Officer is not present during any voting or deliberations on his compensation. The Chief Executive Officer annually will review the performance of each executive officer (other than himself, whose performance is reviewed by the Compensation Committee) and present his conclusions and recommendations regarding incentive award amounts to the Compensation Committee for its consideration and approval. The Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer (other than with respect to himself) for development and execution. In connection with our 2014 year-end bonuses, both Mr. Pandey and Mr. Ellison were involved with, and recommended compensation for, our named executive officers other than Mr. Pandey.

Compensation Consultant

To further the objectives of our compensation program, our Compensation Committee may conduct an analysis of the compensation levels of certain of our named executive officers in conjunction with an independent compensation consultant. During 2014, our Compensation Committee retained Exequity LLP ("Exequity") as an independent compensation consultant to consider and recommend changes to the compensation of Mr. Pandey, as our Chief Executive Officer. Using benchmarking against our peer companies, the Compensation Committee determined to increase Mr. Pandey’s base compensation from $325,000 to $350,000 and increased his target bonus opportunity from $325,000 to $550,000. We did not make any other changes to the base and target incentive compensation of any of our other named executive officers during 2014.

If the Compensation Committee hires a compensation consultant, including Exequity, for future periods, the consultant would be expected to provide research and present information to the Compensation Committee related to compensation trends and “best practices” in executive compensation among peer group companies in a similar line of business and of similar size to AAMC. Executive compensation data and other resources provided by the compensation consultant would be expected to set the foundation for the Compensation Committee’s review and analysis of executive compensation levels.

Employment Agreements

We currently do not have employment agreements with any of our named executive officers. However, our employment arrangements provide for a base salary and target incentive compensation for 2015 based on the satisfaction of relevant performance criteria. In addition, the executives may receive benefits such as health care or a contributory retirement plan. AAMC reimburses each executive for reasonable costs properly incurred by such executive in the course of his or her employment with us including, without limitation, reimbursement of relocation expenses, if relocation is required, and the provision of certain allowances as described in the Executive Compensation section below.

In addition, in the event that the executive’s employment is terminated by us without “cause” the executive may receive severance benefits of up to six months’ base salary. “Cause” generally is defined as either (i) any willful or grossly negligent conduct (including but not limited to fraud or embezzlement) committed by the executive in connection with his/her employment which conduct in the reasonable determination of the Board of Directors has had or will have a material detrimental effect on our business or (ii) the executive’s conviction of, or entering into a plea of nolo contendere to, a felony involving fraud or embezzlement or such other crime which may bring disrepute upon us, whether or not committed in the course of his or her employment. In these instances, we would also pay standard relocation costs to relocate the executive to their previous domicile prior to being relocated to the U.S. Virgin Islands.

Each of our executives has executed a Data Privacy Agreement that provides for a covenant to maintain our confidential information and has entered into an intellectual property agreement providing that all developments by such executive shall be our property.

Elements of Compensation

The current compensation package for our named executive officers consists of base salary and annual incentive compensation. This compensation structure was developed in order to provide each named executive officer with a competitive salary while emphasizing an incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. We believe that the following elements of compensation are appropriate in light of our strategic initiatives, industry, current challenges and environment.

Base Salary.  Base salaries for our named executive officers are established based on individual qualifications and job responsibilities while taking into account compensation levels at similarly situated companies for similar positions.

Base salaries of the named executive officers are expected to be reviewed annually during the performance appraisal process with adjustments made based on market information, internal review of the executive officer’s compensation in relation to other officers, the individual performance of the executive officer and our corporate performance. Salary levels are also considered upon a promotion or other change in job responsibility. Salary adjustment recommendations will be based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. The Compensation Committee will set the base salary for the Chief Executive Officer and approve the base salaries for all other named executive officers.

Annual Incentive Compensation. Pursuant to our annual incentive philosophy, our executives can earn cash awards as determined by the Compensation Committee. Our philosophy provides the Compensation Committee and our management with the authority to establish incentive award guidelines which are further discussed below.

Each named executive officer has a targeted annual cash incentive award that is expressed as a percentage of his or her annual cash total target compensation. In 2014, 38-62% of total annual cash target compensation was payable only upon achievement of certain minimum Company and individual performance levels. The appropriate targeted percentage varies based upon the nature and scope of each named executive officer’s responsibilities. The table below reflects the percentage of each named executive officer’s target total annual cash compensation that was allocated to each of base salary and incentive compensation in 2014 and each named executive officer’s actual total annual cash compensation that was allocated to each of base salary and incentive compensation in 2014:

Name	Base Salary % of Target Total Annual Cash Compensation in 2014	Incentive Compensation % of Target Total Annual Cash Compensation in 2014	Base Salary % of Actual Total Annual Cash Compensation in 2014	Incentive Compensation % of Actual Total Annual Cash Compensation in 2014
Ashish Pandey	38%	62%	44%	56%
Robin N. Lowe	50%	50%	25%(1)	75%(1)
Kenneth D. Najour	50%	50%	61%	39%
Stephen H. Gray	62%	38%	60%	40%
Salah Saabneh	50%	50%	100%(2)	0%(2)
Adam D. Appleby	50%	50%	100%(2)	0%(2)
_________

(1)
Mr. Lowe joined us as Chief Financial Officer in October 2014. Pursuant to his compensation arrangement with us, Mr. Lowe was entitled to bonus compensation for 2014 based on one-half year’s target cash bonus compensation, with a target level of $225,000, subject to his performance.

(2)	Messrs. Saabneh and Appleby departed AAMC prior to the end of 2014. Therefore, Messrs. Saabneh and Appleby were not entitled to any cash year-end bonus compensation.
Our annual incentive-based cash compensation is structured to motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by utilizing a balanced scorecard methodology which incorporates multiple financial and non-financial performance indicators developed through our annual strategic planning process to enhance Company performance and long-term stockholder value. This corporate scorecard is approved annually by the Compensation Committee and/or the full Board of Directors and is utilized by the Compensation Committee as a factor to determine the appropriate amount of incentive compensation to be paid to the Chief Executive Officer and other executive officers. During development of the corporate scorecard each year, the Compensation Committee considers the level of difficulty associated with attainment of each goal in the scorecard. The intent of the Compensation Committee is to establish the target goal at a level that is challenging to achieve. For 2014, our corporate scorecard was approved by our Board of Directors at its meeting on March 11, 2014. Certain amendments to our corporate scorecard were approved by our Board of Directors at subsequent Board of Directors meetings.

Our corporate scorecard for 2014, as amended, and corresponding achievement levels are detailed below:

Levels of Achievement
Element	Threshold	Target	Outstanding	Level Achieved
1. Raise Equity for Residential	Raise $1.2 billion in 2014	Raise $1.5 billion in 2014	Raise $1.8 billion in 2014	Raised $482 million in January 2014 – Below Threshold
2. Financial Performance – Dividends paid by Residential in 2014	$1.80 per share for 2014	$2.00 per share for 2014	$2.20 per share for 2014	Total dividends paid per share by Residential for 2014 was$2.03 -- Target
3. Adherence to corporate governance calendar	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Outstanding
4. Regulatory Compliance	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Target
The incentive award for our Chief Executive Officer and each of our other named executive officers is structured so that compensation opportunities are related to (i) our performance versus the objectives established in the corporate scorecard (80%) and (ii) a performance appraisal (20%).
The components in each scorecard are weighted individually based on relevance to our ultimate performance and the achievement of our corporate strategy as well as the strategic development of our primary client, Residential. Within each component of the scorecard, there are three (3) established levels of achievement: threshold, target and outstanding. Each level of achievement is tied to a relative point on a percentage scale which indicates the executive officer’s level of goal achievement within each component of the scorecard. Achieving the threshold level of achievement will earn the executive officer 50% of the target incentive compensation tied to such goal; the target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal and the outstanding level of achievement will earn the executive officer 150% of the target incentive compensation tied to such goal. Any achievement below the threshold level will not entitle the executive to compensation for the associated goal.
The goals and initiatives are further cascaded down through the organization to all of our incentive eligible employees in their personal scorecards which are tied to performance against goals that are directly linked to the achievement of our corporate strategic initiatives and the corporate strategic initiatives of Residential. The scorecards are communicated to all incentive eligible employees by the Human Resources Department or the employee’s immediate supervisor. This incentive compensation structure is intended to align the goals of our incentive eligible employees with the overall success of AAMC and Residential while establishing clear performance standards within their respective business or support units.
The 2014 personal scorecards for our Chief Executive Officer and each of Messrs. Najour and Gray, with their corresponding levels of achievement are provided below. The performance achievement for Mr. Saabneh and Mr. Appleby are not included in the table below, because they received no annual cash incentive compensation due to their departure prior to the end of 2014. Mr. Lowe is not included in the table below because his employment arrangement required that his bonus compensation for 2014 was to be based on a target incentive award for one-half year’s employment, although his employment commenced on October 8, 2015.

Level of Achievement
Name	%	Element	Threshold	Target	Outstanding	Level Achieved
Ashish Pandey	35%	Raise Equity for Residential	Raise $1.2 billion in 2014	Raise $1.5 billion in 2014	Raise $1.8 billion in 2014	Achievement of 0%
	45%	Financial Performance – Dividends paid by Residential in 2014	$1.80 per share for 2014	$2.00 per share for 2014	$2.20 per share for 2014	Achievement of 100%
	20%	Personal Evaluation	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Achievement of 150%
Kenneth D. Najour	15%	Raise Equity for Residential	Raise $1.2 billion in 2014	Raise $1.5 billion in 2014	Raise $1.8 billion in 2014	Achievement of 0%
	65%	Financial Performance – Dividends paid by Residential in 2014	$1.80 per share for 2014	$2.00 per share for 2014	$2.20 per share for 2014	Achievement of 100%
	20%	Personal Evaluation	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Achievement of 75%
Stephen H. Gray	13%	Raise Equity for Residential	Raise $1.2 billion in 2014	Raise $1.5 billion in 2014	Raise $1.8 billion in 2014	Achievement of 0%
	33%	Adherence to Corporate Governance Calendar	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Achievement of 150%
	34%	Regulatory Compliance	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Achievement of 100%
	20%	Personal Evaluation	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Achievement of 125%

As noted above, the Chief Executive Officer and other named executive officers have 20% of their incentive compensation determined by their performance appraisal for the service year. Human Resources performs an assessment as to each executive officer’s performance against his or her goals for the applicable year. Our Chief Executive Officer utilizes these assessments, as well as his own observations, to prepare a written performance appraisal for each of the other executive officers. These performance appraisals rate performance based on objective criteria related to two key factors: (i) the executive’s ability to improve and develop their organization throughout the year and (ii) the executive’s strategic contributions to the direction of the Company. The Chief Executive Officer’s scorecard performance and personal performance appraisal are determined by the Compensation Committee, taking into consideration whether our performance and corresponding incentive results present a fair representation of the Chief Executive Officer's performance.

For our executives other than the Chief Executive Officer, the Chief Executive Officer presents the personal scorecard performance and the performance appraisal scores to the Compensation Committee and makes recommendations as to the incentive compensation for each executive officer. The Compensation Committee evaluates the recommendations in light of overall performance and the executive’s business unit or support unit’s performance and makes the final compensation award determinations for each executive. Annual incentive compensation is paid to our executives and other incentive eligible employees following this determination. For 2014, incentive compensation was awarded accordingly. Please see the Summary Compensation Table under “Executive Compensation” for the actual amounts awarded in 2014.

Following these procedures and the ratings of achievement against their 2014 scorecards, the compensation committee determined to award the following: Mr. Pandey received 75% of his aggregate target cash bonus opportunity, Mr. Gray received 109% of his aggregate target cash bonus opportunity and Mr. Najour received 64% of his target cash bonus opportunity. These amounts were paid I March 2015.

2015 Annual Incentive Compensation. Generally, at the first Board of Directors meeting of the fiscal year, the Compensation Committee approves the corporate scorecard and annual incentive components for the Chief Executive Officer and other named executive officers for the upcoming year. Given the changes that we were in the process of making to the Asset Management Agreement between Residential and AAMC, our Compensation Committee determined to reconsider our 2015 annual incentive compensation parameters. Although the definitive metrics have not yet been determined, the Compensation Committee determined that the following strategic initiatives were important and would be considered in determining the 2015 cash incentive compensation for our named executive officers:

•	AAMC’s financial performance;

•	Residential’s financial performance;

•	achieving targeted growth of Residential’s NPL and rental portfolio;

•	raising equity for Residential;

•	diversifying sources of our revenue and

•	maintaining REIT, corporate governance and regulatory compliance.

Equity Incentive Plan

Prior to our separation from Altisource, our prior Board of Directors and Altisource, as AAMC’s sole stockholder, approved and implemented the 2012 Equity Incentive Plan. The purpose of the 2012 Equity Incentive Plan is to provide additional incentives to key employees, Directors and other key individuals to make extraordinary contributions to the Company, to assist with the retention of key employees, Directors and other key individuals and to align their interests with the interests of our stockholders. The 2012 Equity Incentive Plan is administered by the Compensation Committee, who authorizes the award of restricted stock, options, stock appreciation rights, stock purchase rights or other equity-based awards to our employees. Options awarded under the 2012 Equity Incentive Plan, if any, may be either “incentive stock options” as defined in Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified stock options, as determined by the Compensation Committee. Currently, other than restricted stock awards with vesting terms, the Compensation Committee does not expect to grant any options, stock appreciation rights, stock purchase rights or other equity based awards under the 2012 Equity Incentive Plan.

Each restricted stock award granted under the 2012 Equity Incentive Plan is, and will be, evidenced by a written award agreement between the participant and us, which describes the award and states the terms and conditions to which the award is subject. If any shares subject to award are forfeited or if any award terminates, expires or lapses without being exercised, shares of common stock subject to such award will again be available for future award.

In line with the objectives of our compensation philosophy, on October 8, 2014, Mr. Lowe was granted 21,898 restricted shares of common stock with an aggregate grant date fair value of $14,399,269 and on February 17, 2015, Mr. Ellison was granted 44,132 restricted shares of common stock with an aggregate grant date fair value of

$7,989,524. Mr. Saabneh forfeited 19,049 shares of his restricted stock in connection with his resignation in October 2014 and Mr. Appleby forfeited all of his restricted stock in connection with his resignation in December 2014.

Our restricted shares of common stock vest subject to the achievement of stock performance hurdles for our company, generally related to the performance of AAMC stock price since the date of grant.

If an award recipient’s service with AAMC or any of its affiliates is terminated prior to full vesting of the restricted stock, then the award recipient will forfeit all unvested restricted stock to AAMC, except that if (i) an award recipient’s service is terminated either by us (or an affiliate) without cause or due to death or disability and (ii) a performance hurdle has already been achieved or is achieved within ninety days of termination, unvested stock for the corresponding tranche will continue to vest; provided that the recipient was employed by AAMC or its affiliates for at least two years prior to termination.

Any future awards of restricted stock by us may be subject to vesting requirements determined from time to time by the Compensation Committee, which may be different from or similar to the vesting requirements set forth above.

Stock Ownership Policies

Although we do not have stock ownership requirements, our philosophy is that equity ownership by our Directors and executives is important to attract, motivate, retain and to align their interests with the interests of our stockholders.  The Compensation Committee believes that our various equity incentive plans are adequate to achieve this philosophy. We also maintain an insider trading policy detailing our trading window period for Directors, executive officers and other employees.

Other Compensation

The Compensation Committee’s policy with respect to other employee benefit plans is to provide benefits to our employees, including executive officers, which are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.

Potential Payments upon Termination or Change in Control

Below is a description of the amounts payable to each executive officer, assuming the executive’s employment had terminated under various scenarios as of December 31, 2014 (the last business day of fiscal year 2014). Due to the number of factors that affect the nature and amount of any benefits under the various scenarios, actual amounts paid or distributed may be different.

Under our employment arrangements with each of Messrs. Pandey, Ellison, Lowe Najour and Gray, in the event that his employment is terminated by us without “cause,” he may receive severance benefits of up to six months’ base salary. In these instances, we would also pay standard relocation costs to relocate the executive to his previous domicile prior to being relocated to the U.S. Virgin Islands. If any of our executives’ employment is terminated for cause, his employment may be terminated without notice and with no liability to make any further payment to him, other than amounts accrued and unpaid as of the date of his termination.

In order to obtain the benefits provided under each executive’s termination provisions, the executive would first be required to execute a release of claims with us that will include a waiver and release of any and all claims he may have against us. As of December 31, 2014, the separation payment each executive would have received upon termination, other than for cause, based on a six-month separation payment, would have been $175,000 for Mr. Pandey, $225,000 for Mr. Ellison, $225,000 for Mr. Lowe, $103,075 for Mr. Najour and $175,000 for Mr. Gray, as well as six months of medical insurance benefits for continued medical insurance benefits with a value of approximately $3,378 for Mr. Pandey, $6,846 for Mr. Lowe, and $10,488 for each of Messrs. Ellison , Najour and Gray.

The Compensation Committee may in its discretion revise, amend or add to the benefits of each executive officer.

None of our executive officers currently has an arrangement in which they would be entitled to a payment on a change of control, other than payments for termination described above to the extent the surviving party in a change of control transaction assumes the employment arrangements described above.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 16 through 23 of this proxy statement with management.

Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
April 29, 2015	Dale Kurland, Chair Nathaniel Redleaf, Director Robert C. Schweitzer, Director

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation received by our named executive officers for the fiscal years 2012, 2013 and 2014.

Name and Principal Position	Year	Salary(1)		Stock Awards(2)		Non-Equity Incentive Compensation (3)		All Other Compensation (4)		Total
Ashish Pandey Chief Executive Officer	2012 2013 2014	$ $ $	8,117 (5) 325,000 339,583 (5)	$ $ $	275,562 — —	$ $ $	— 438,750 412,500	$ $ $	— 113,857 (6) 145,918 (6)	$ $ $	283,679 877,607 898,001
Robin N. Lowe Chief Financial Officer	2012 2013 2014	$ $ $	— — 95,192 (7)	$ $ $	— — 14,399,269	$ $ $	— — 283,562	$ $ $	— — 58,692(8)	$ $ $	— — 14,836,715
Kenneth D. Najour Chief Accounting Officer	2012 2013 2014	$ $ $	— 166,506 (9) 206,150	$ $ $	— 556,665 —	$ $ $	— 181,670 131,421	$ $ $	— 81,155(10) 95,873 (10)	$ $ $	— 985,996 433,444
Stephen H. Gray General Counsel and Secretary	2012 2013 2014	$ $ $	19,077(11) 248,000 248,000	$ $ $	51,670 — —	$ $ $	— 186,200 164,920	$ $ $	— 143,514(12) 130,464(12)	$ $ $	70,747 577,714 543,384
Salah Saabneh Former Executive Vice President, Corporate Development	2012 2013 2014	$ $ $	— 296,154 (13) 282,692 (13)	$ $ $	— 1,370,655 —	$ $ $	— 319,171 —	$ $ $	— 42,474 (14) 70,972(14)	$ $ $	— 2,028,454 353,664
Adam D. Appleby Former Chief Operating Officer	2012 2013 2014	$ $ $	— — 177,404 (15)	$ $ $	— — 6,935,485	$ $ $	— — —	$ $ $	— — 67,588(16)	$ $ $	— — 7,180,4677
__________________

(1)	Represents amounts earned paid by AAMC in the corresponding year.

(2)
Represents the grant date fair value of restricted shares of our common stock, which grants are subject to the vesting conditions described in “Compensation Discussion and Analysis – Equity Incentive Plan.” The grant dates for the restricted shares were as follows: Mr. Pandey and Mr. Gray – December 11, 2012; Mr. Lowe – October 8, 2014; Mr. Najour – March 5, 2013; Mr. Saabneh – February 19, 2013; and Mr. Appleby, March 10, 2014. Messrs. Saabneh forfeited 19,049 restricted shares upon his resignation in October 2014 and Mr. Appleby forfeited all of his 8,765 restricted shares upon his resignation in December 2014. We determined the grant date fair value of these stock awards using a Monte Carlo simulation valuation methodology.

(3)
Consists of the cash annual incentive compensation related to performance measures satisfied in each year and awarded in the first quarter of the following year – for example, non-equity incentive compensation earned in 2013 was paid in March 2014 and incentive compensation for 2014 was paid in March 2015. None of our named executive officers received non-equity incentive compensation from AAMC for the year ended December 31, 2012.

(4)
Consists of contributions from AAMC to each executive officer for relocation expenses; as applicable; supplemental living expenses; car allowances, as applicable; education allowances, as applicable; travel allowances and medical benefits as detailed below. In 2012, the salary of Mr. Pandey was paid by Altisource through December 21, 2012 and was not required to be reimbursed by the Company. As a result, the amounts in this column for 2012 do not include the compensation of Mr. Pandey that were paid by Altisource. In the period from December 21, 2012 to December 31, 2012, Mr. Pandey did not receive any other compensation from AAMC. Mr. Gray received an aggregate of $0 in 2012 for the period from November 26, 2012 to December 31, 2012.

(5)
The amount provided in 2012 represents Mr. Pandey’s base salary of $325,000 prorated for the period from December 21, 2012 to December 31, 2012. The amount provided in 2014 represents Mr. Pandey’s increase in base salary to $350,000 for the period of June 1, 2014 to December 31, 2014.

(6)
The amount provided in 2013 includes $110,176 for relocation expenses relating to Mr. Pandey’s move to the U.S. Virgin Islands, consisting of $37,807 for housing expense, $2,106 for rental car reimbursement and $70,263 for moving, tax equalization and supplemental living expenses under his relocation package plus $3,681 in medical insurance benefits. The amount in 2014 includes 2013 includes $139,294 for relocation expenses relating to Mr. Pandey’s living in the U.S. Virgin Islands, consisting of $48,000 for housing expense, $9,849 for rental car reimbursement and $81,445 for moving, tax equalization and supplemental living expenses under his relocation package plus $6,624 in medical insurance benefits.

(7)	The amount provided in 2014 represents Mr. Lowe’s base salary of $450,000 prorated for the period of October 8, 2014, his first day of employment with AAMC, through December 31, 2014.

(8)
The amount provided in 2014 includes $58,692 for relocation expenses relating to Mr. Lowe’s move to the Cayman Islands, consisting of $33,324 for moving expenses, $6,768 for rental car reimbursement, $18,600 for supplemental living expenses under his relocation package plus $3,354 in medical insurance benefits.

(9)	The amount provided in 2013 represents Mr. Najour’s base salary of $206,150 prorated for the period of March 5, 2013, his first day of employment with AAMC, through December 31, 2013.

(10)
The amount provided in 2013 includes $69,788 for relocation expenses relating to Mr. Najour’s living in the U.S. Virgin Islands, consisting of $60,408 for housing expense, $1,875 for rental car reimbursement and $7,505 for moving and supplemental living expenses under his relocation package plus $11,367 in medical insurance benefits. The amount provided in 2014 includes $75,306 for relocation expenses relating to Mr. Najour’s living in the U.S. Virgin Islands, consisting of $66,929 for housing expense and $8,377 for rental car reimbursement plus $20,557 in medical insurance benefits.

(11)
The amount in 2012 represents Mr. Gray’s base salary of $248,000 prorated for the period from November 26, 2012, his first day of employment with AAMC, to December 31, 2012. Mr. Gray’s base salary was increased to $350,000 per annum commencing in March 2015.

(12)
The amount provided in 2013 includes $128,358 for relocation expenses relating to Mr. Gray’s move to the U.S. Virgin Islands, consisting of $26,175 for housing expense, $6,247 for rental car reimbursement, $50,857 for moving and supplemental living expenses under his relocation package; $45,079 of education expense for his minor children and $15,156 in medical insurance benefits. The amount provided in 2014 includes $109,907 for relocation expenses relating to Mr. Gray’s living in the U.S. Virgin Islands, consisting of $71,307 for supplemental living and storage expenses under his relocation package and $38,600 of education expense for his minor children plus $20,557 in medical insurance benefits.

(13)
The amount provided in 2013 represents Mr. Saabneh’s base salary of $350,000 prorated for the period of February 18, 2013, his first day of employment with AAMC, through December 31, 2013. The amount provided for 2014 represents Mr. Saabneh’s base salary of $350,000 prorated for the period of January 1, 2104 through October 8, 2014, his last day of employment.

(14)
The amount provided in 2013 includes $33,633 for relocation expenses relating to Mr. Saabneh’s move to the U.S. Virgin Islands, consisting of $16,421 for housing expense and $14,252 for moving and supplemental living expenses under his relocation package plus $8,841 in medical insurance benefits. The amount provided in 2014 includes $53,832 for relocation expenses relating to Mr. Saabneh’s living in the U.S. Virgin Islands, consisting of $2,196 for education expense for his minor children and $51,636 for supplemental living expenses under his relocation package plus $17,140 in medical insurance benefits.

(15)
The amount provided in 2014 represents Mr. Appleby’s base salary of $225,000 prorated for the period of March 10, 2014, his first day of employment with AAMC, through December 12, 2014, his last day of employment.

(16)
The amount provided in 2014 includes $52,162 for relocation expenses relating to Mr. Appleby’s move to the U.S. Virgin Islands, consisting of $7,635 for rental car reimbursement and $44,527 for moving and supplemental living expenses under his relocation package plus $15,426 in medical insurance benefits.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of options granted to each of the persons named in the Summary Compensation Table in connection with AAMC’s separation from Altisource on December 21, 2012 and the restricted stock awarded to each of them in 2012, 2013 or 2014, as applicable. All of such options remained outstanding at December 31, 2014 and the number and value of shares that had not vested at December 31, 2014 are provided in columns (g) and (h) below.

(a)	OPTION AWARDS			RESTRICTED STOCK AWARDS
	(b)	(e)	(f)	(g)	(h)
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
Ashish Pandey	3,003	$0.6556	7/18/18	35,057(4)	$10,871,877
Robin N. Lowe	—	—	—	21,898(5)	$6,791,007
Kenneth D. Najour	—	—	—	6,563(6)	$2,035,318
Stephen H. Gray	—	—	—	6,563(7)	$2,035,318
Salah Saabneh	—	—	—	— (8)	$—
Adam D. Appleby	—	—	—	— (9)	$—

______________

(1)
Consists of 3,003 options granted to Mr. Pandey in connection with our separation from Altisource on December 21, 2012 in the ratio of one option for every ten Altisource options he held prior to the separation date. None of our other named executive officers received any options on the separation date because they did not hold Altisource options on the separation date.

(2)
The number of shares in column (g) represent the awards of restricted stock under AAMC’s 2012 Equity Incentive Plan that remain unvested as follows: (a) Mr. Pandey received 46,745 restricted shares of common stock on December 11, 2012 with a grant date fair value of $275,562, of which 11,688 of such shares as vested during 2014, (b) Mr. Lowe received 21,898 restricted shares of common stock on October 8, 2014 with a grant date value of $14,399,269, of which no shares vested during 2014 (c) Mr. Najour received 8,765 restricted shares of common stock on March 5, 2013 with a grant date fair value of $556,665, of which 2,192 of such shares vested during 2014, (d) Mr. Gray received 8,765 restricted shares of common stock with a grant date fair value of $51,670, of which 2,192 of such shares vested during 2014, (e) Mr. Saabneh received 23,432 restricted shares of common stock on February 19, 2013 with a grant date value of $1,370,665, of which 4,383 of such shares vested during 2014 and (f) Mr. Appleby received 8,765 restricted shares of common stock on March 10, 2014 with a grant date fair value of $6,935,485, of which no shares vested during 2014.

(3)	Market value was calculated by multiplying the number of shares in column (g) by $310.12 which was the closing price of AAMC’s common stock as quoted on NYSE MKT on December 31, 2014.

(4)
Mr. Pandey’s shares vest in accordance with the following schedule: 25% of the shares vest in four equal annual installments commencing on January 11, 2014; 50% of the shares vest in four equal annual installments commencing on April 26, 2014 and 25% of the shares vest in four equal annual installments commencing on May 21, 2014.

(5)
Mr. Lowe’s shares vest in three tranches, subject to the achievement of the following performance hurdles: (A) twenty-five percent (25%) will vest if the market value of Company stock meets both of the following conditions: (i) the market value has realized a compounded annual gain of at least twenty percent (20%) over the market value on the date of the grant and (ii) the market value is at least double the market value on the date of the grant; (B) fifty percent (50%) of the grant will vest if the market value of Company stock meets both of the following conditions: (i) the market value has realized a compounded annual gain of at least twenty-two and a half percent (22.5%) over the market value on the date of the grant; and (ii) the market value is at least triple the market value on the date of the grant and (C) twenty-five percent (25%) of the grant will vest if the market value of Company stock meets both of the following conditions: (i) the market value has realized a compounded annual gain of at least twenty-five percent (25%) over the market value on the date of the grant; and (ii) the market value is at least quadruple the market value on the date of the grant. After the performance hurdles for a tranche have been achieved, 25% of the restricted stock in that tranche will vest on the first anniversary of the date that the performance hurdles for that tranche were met and 75% of the restricted stock of that tranche will vest on the second anniversary of the date that the performance hurdles for that tranche were met.

(6)
Mr. Najour’s shares vest in accordance with the following schedule: 25% of the shares vest in four equal annual installments commencing on May 9, 2014; 50% of the shares vest in four equal annual installments commencing on September 24, 2014 and 25% of the shares vest in four equal annual installments commencing on September 26, 2014.

(7)
Mr. Gray’s shares vest in accordance with the following schedule: 25% of the shares vest in four equal annual installments commencing on January 11, 2014; 50% of the shares vest in four equal annual installments commencing on April 26, 2014 and 25% of the shares vest in four equal annual installments commencing on May 21, 2014.

(8)
Mr. Saabneh’s shares were to vest in accordance with the following schedule: 25% of the shares were to vest in four equal annual installments commencing on May 9, 2014; 50% of the shares were to vest in four equal annual installments commencing on August 2, 2014 and 25% of the shares were to vest in four equal annual installments commencing on September 26, 2014. Upon Mr. Saabneh’s departure as the Executive Vice President, Corporate Development in October 2014, he forfeited all 19,049 unvested shares of restricted stock.

(9)	Mr. Appleby forfeited all of his 8,765 unvested shares of restricted stock in December 2014 upon his departure from the Company.

Option Exercises

There were no option exercises by any of our named executive officers during the year ended December 31, 2014.

APPROVAL OF AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION
TO INCREASE THE AUTHIORIZED CAPITAL STOCK
OF THE COMPANY TO 300,000,000 SHARES, CONSISTING OF 200,000,000 SHARES
OF COMMON STOCK
AND 100,000,000 SHARES OF PREFERRED SIOCK
(Proposal Two)

Our Board of Directors has approved an amendment to our Articles of Incorporation to increase the Company’s authorized capital stock to 300,000,000 shares, consisting of 200,000,000 shares of common stock and 100,000,000 shares of preferred stock (the “Charter Amendment”), subject to approval of our stockholders. Prior to the proposed Charter Amendment, AAMC’s authorized capital stock is 6,000,000 shares, consisting of 5,000,000 shares of common stock and 1,000,000 shares of preferred stock.

We believe that the proposed increase to our authorized capital stock will provide AAMC with more structural flexibility. For example, although we currently have no plans to do so, an increase in the authorized capital stock could enable AAMC to issue additional shares in a stock split to provide more liquidity in the Company’s securities, or enable us to issue securities in connection with an acquisition or other transaction to grow AAMC and its business opportunities.

The full text of the proposed Charter Amendment, marked to show the proposed changes, is attached to this Proxy Statement as Appendix A. The foregoing description of the material terms of the Charter Amendment is qualified in its entirety by reference to the text of the Charter Amendment. If approved by our stockholders at this Annual Meeting, the Charter Amendment will be filed with the Lieutenant Governor’s Office of the United States Virgin Islands promptly after the Annual Meeting and will take effect immediately upon filing.

Stockholder Approval Requirements

The General Corporation Law of the United States Virgin Islands requires any amendment that changes the authorized capital stock of the Company to obtain approval of a majority of the votes cast at a meeting of stockholders to approve such amendment. Accordingly, we are seeking stockholder approval of the Charter Amendment.

If the stockholders do not approve the Charter Amendment, the Charter Amendment will not be filed, and our authorized capital stock will remain unchanged.

Vote Required for Approval

The affirmative vote of a majority of the shares cast with respect to this proposal is required to approve the charter Amendment. An abstention from voting on this matter will be treated as “present” for purposes of determining the presence or absence of a quorum, but it will have the practical effect of a vote against this proposal because the abstention results in one less vote for such proposal

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE OUR AUTHORIZED CAPITAL STOCK TO 300,000,000 SHARES, CONSISTING OF 200,000,000 SHARES OF COMMON STOCK AND 100,000,000 SHARES OF PREFERRED STOCK.

APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Three)

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2015. The Audit Committee has further directed that such appointment be submitted for approval by our stockholders at the Annual Meeting of Stockholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from our stockholders. To ratify the appointment of Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2015, the affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

Report of the Audit Committee

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board of Directors”) has:

•	Reviewed and discussed with management AAMC’s audited financial statements as of and for the year ended December 31, 2014;

•
Discussed with Deloitte & Touche LLP, AAMC’s independent registered public accounting firm, the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) standards; and

•
Received and reviewed the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche LLP their independence.

In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in AAMC’s annual report on Form 10-K for the year ended December 31, 2014.

Audit Committee:
April 29, 2015    Paul T. Bossidy, Chairman
Nathaniel Redleaf, Director
Robert C. Schweitzer, Director

Deloitte & Touche LLP Fees

The following table shows the aggregate fees billed to AAMC for professional services by Deloitte & Touche LLP with respect to our fiscal year ended December 31, 2014:

Category	2014	2013
Audit Fees	$342,345	$253,597
Audit-Related Fees	33,900	34,400
Tax Fees	15,366	—
All Other Fees	—	—
Total	$391,611	$284,400

Audit Fees. This category includes the aggregate fees and expenses billed for professional services rendered for the audits of AAMC’s consolidated financial statements for the fiscal year ended December 31, 2014 and 2013, for reviews of the financial statements included in AAMC’s quarterly reports on Form 10-Q during fiscal year 2014 and 2013 and for services that are normally provided by the independent registered public accounting firm and affiliates in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees. This category includes the aggregate fees billed for audit-related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees.” The Audit –Related Fees consist of fees for review of, and issuance of consents related to, the Company’s Form S-3 and S-8 registration statements, internal control-related matters, audits of employee benefit plans and due diligence.

Tax Fees. This category would include the aggregate fees billed for professional services rendered by the independent registered public accounting firm for tax compliance and tax planning. We did not incur any tax fees for the year ended December 31, 2013.

All Other Fees. This category would include the aggregate fees billed for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” We did not incur any such other fees for the years ended December 31, 2014 or December 31, 2013.

The Audit Committee considered the fees paid to Deloitte & Touche LLP for the fiscal year ended December 31, 2014 and determined that the services and fees are compatible with the independence of Deloitte & Touche LLP.

Audit Committee Pre-Approval Policy

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered certified public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. For the fiscal year ended December 31, 2014, all fees associated with the independent registered public accounting firm’s services were pre-approved by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

The Board of Directors has adopted a policy and procedure for the review, approval and monitoring of transactions involving AAMC and related persons (Directors and named executive officers or their immediate family members or stockholders owning 5% or greater of the Company’s outstanding stock) within our written Code of Business Conduct and Ethics, which is available at www.altisourceamc.com. The policy and procedures are not limited to related person transactions that meet the threshold for disclosure under the relevant SEC rules as the policies and procedures broadly cover any situation in which a conflict of interest may arise.

Any situation that potentially involves a conflict of interest is to be immediately disclosed to the Company’s General Counsel who, in consultation with management and the Audit Committee chair and with outside counsel, as appropriate, must assess the nature and extent of any concern and then recommend any follow up action, as needed. The General Counsel will notify the Chair of the Audit Committee if any such situation requires notice to or approval of the Audit Committee of the Board of Directors.

Related persons are required to obtain the approval of the Audit Committee of the Board of Directors for any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors including, but not limited to, (i) whether the transaction is in the best interests of AAMC; (ii) alternatives to the related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to AAMC.

Relationship with Chairman of the Board of Directors

Mr. Erbey served as the non-executive Chairman of AAMC, as Executive Chairman of Ocwen and as non-executive Chairman of Residential and Altisource throughout the year ended December 31, 2014. As of January 16, 2015, Mr. Erbey stepped down from his positions as Chairman of each of Ocwen, Altisource, Residential and us in connection with Ocwen’s settlement of a regulatory action by the New York State Department of Financial Services. These agreements and relationships and transactions were considered related party relationships and transactions during 2014. Due to the shared senior management and the relationship of AAMC as Residential’s asset manager, relationships and transactions between Residential and us will continue to be related party transactions and agreements.

Relationship with Residential

Asset Management Agreement with Residential

On December 21, 2012, we entered into the Original AMA. On March 31, 2015, we entered into the New AMA with Residential and its subsidiary, Altisource Residential, L.P.

Terms of the New AMA

The New AMA, which became effective on April 1, 2015, provides for a new management fee structure which replaces the incentive fee structure under the Original AMA as follows:

•
AAMC is entitled to a quarterly base management fee equal to 1.5% of the product of (i) our average invested capital for the quarter multiplied by (ii) 0.25, while we have fewer than 2,500 single family rental properties actually rented (“Rental Properties”). The base management fee percentage increases to 1.75% of invested capital while we have between 2,500 and 4,499 Rental Properties and increases to 2.0% of invested capital while we have 4,500 or more Rental Properties;

•
AAMC is entitled to a quarterly incentive management fee equal to 20% of the amount by which our return on invested capital exceeds a hurdle return rate of between 7% and 8.25% (depending on the 10-year treasury rate). The incentive management fee increases to 22.5% while we have between 2,500 and 4,499 Rental Properties and increases to 25% while we have 4,500 or more Rental Properties; and

•	AAMC is entitled to a quarterly conversion fee equal to 1.5% of the market value of the single-family homes leased by us for the first time during the quarter.

Residential has the flexibility to pay up to 25% of the incentive management fee to AAMC in shares of its common stock.

Under the New AMA, AAMC will continue to be the exclusive asset manager for Residential for an initial term of 15 years from April 1, 2015, with two potential five-year extensions, subject to Residential achieving an average annual return on invested capital of at least 7% under our management. Under the New AMA, Residential will not be required to reimburse AAMC for the allocable compensation and routine overhead expenses of our employees and staff, all of which will now be covered by the base management fee described above.

Neither party is entitled to terminate the New AMA prior to the end of the initial term, or each renewal term, other than termination by (a) Residential and/or AAMC “for cause” for certain events such as a material breach of the New AMA and failure to cure such breach, (b) Residential for certain “good reason events” such as its failure to achieve a return on invested capital of at least 7% for two consecutive fiscal years after the third anniversary of the New AMA, and (c) Residential in connection with certain change of control events.

In connection with the entry into the New AMA, we paid $2,000,000 to Residential towards certain costs related to the New AMA and the termination of the Original AMA. Residential and we also agreed that the first quarter management fees payable to us for the first quarter of 2015 would be $15,650,000, which is the average of the amounts payable under Original AMA and that would have been payable under the New AMA.

Terms of the Original AMA

Under the original AMA, AAMC provided substantially the same services to us as under the New AMA but with the following fee and other structures:

Incentive Management Fees

Under the Original AMA, Residential paid us a quarterly incentive management fee as follows:

(i)
2% of all cash available for distribution by us to our stockholders and to AAMC as an incentive management fee, which we refer to as “available cash,” until the aggregate amount per share of available cash for the quarter (based on the average number of shares of our common stock outstanding during the quarter), which we refer to as the “quarterly per share distribution amount,” exceeds $0.161, then

(ii)	15% of all additional available cash for the quarter until the quarterly per share distribution amount exceeds $0.193, then

(iii)	25% of all additional available cash for the quarter until the quarterly per share distribution amount exceeds $0.257, and thereafter

(iv)	50% of all additional available cash for the quarter.

Residential distributed any quarterly distribution to its stockholders after the application of the incentive management fee payable to us. Under the terms of the Original AMA, we accrued $67.9 million in incentive management fee payables from RESI for the year ended December 31, 2014.

Expense reimbursement

Residential was required to reimburse us for the (i) direct and indirect expenses we incurred or payments it made on Residential’s behalf, including, but not limited to, the allocable compensation and routine overhead expenses of our employees and staff and (ii) all other reasonable operating and overhead expenses we incurred related to the services provided to Residential.

For the year ended December 2014, we accrued $7.9 million in expenses reimbursable by Residential in the under the Original AMA.

Termination

Residential could terminate the Original AMA without cause upon the determination of at least two-thirds of its independent directors that (i) there had been unsatisfactory performance by us as manager that was materially detrimental to Residential, or (ii) the compensation payable to us under the Original AMA was unreasonable, unless we agreed to compensation that at least two-thirds of our independent directors determined was reasonable.

We could have terminated the Original AMA without cause by providing written notice to Residential no later than 180 days prior to December 21 of any year during the initial term or a renewal term, and the Original AMA would terminate effective on the December 21 next following the delivery of such notice.

Residential did not pay us any termination fee in connection with the termination of the Original AMA and entry into the New AMA.

Relationship with Altisource

Support Services Agreement

Under the support services agreement, Altisource may provide services to us in such areas as human resources, vendor management operations, corporate services, consumer psychology, legal, tax, compliance and other support services where we may need assistance and support. The support services agreement provides generally that Altisource will undertake to provide the support services in a manner generally consistent with the manner and level of care with which such service, if any, was performed or provided prior to our separation from Altisource. The term of the support services agreement was two years with automatic one-year renewals, but may be terminated earlier under certain circumstances including a default. The fees for all support services provided pursuant to the support services agreement is based on the fully-allocated cost of providing the service or, with respect to statements of work entered into under the support services agreement, the amount set forth therein. “Fully-allocated cost” means, with respect to the provision of a “service,” the all-in cost of providing such service, including direct charges and allocable amounts reflecting compensation and benefits, technology expenses, occupancy and equipment expense and third-party payments (but not taxes incurred in connection therewith). Altisource will be required to submit statements of account on a monthly basis with respect to all amounts payable by us, setting out the support services provided and the amount billed as a result of providing such support services.

The total fees incurred by us under this agreement will be dependent on our business activity and the level of services required in connection therewith. In the event our asset management agreement with Residential expires or is terminated, the support services agreement will terminate within 30 days.

Trademark License Agreement

Under the trademark license agreement, Altisource granted us a non-exclusive, non-transferable, non-sublicensable, royalty free license to use the name “Altisource.” The agreement has no specified term and may be terminated by either party upon 30 days written notice, with or without cause. In the event that this agreement is terminated, all rights and licenses granted thereunder, including, but not limited to, the right to use “Altisource” in our name will terminate.

In the event our asset management agreement with Residential expires or is terminated, the trademark license agreement will terminate within 30 days.

Technology Services Agreement

Under the technology products and services agreement, Altisource provides us with the use of certain technology systems and services. The technology products and services agreement generally provides that Altisource will undertake to provide the technology systems and services in a manner generally consistent with the manner and level of care with which such technology systems and services, if any, were performed or provided prior to the separation. The technology products and services agreement has a term of 15 years but may be terminated earlier under certain circumstances including a default. We expect that all services provided pursuant to the technology products and services agreement will be based on the fully-allocated cost of providing the service.

The total fees incurred by us under this agreement are dependent upon our business activity and the level of services required in connection therewith.

Relationship with Ocwen

Support Services Agreement

Under the support services agreement, Ocwen may provide services to us in such areas as business consulting with respect to purchases of assets for clients, capital markets, quantitative asset analytics, compliance and other support services where we may need assistance and support. The support services agreement is terminable at will by either party upon 30 days prior notice. The fees for all support services provided pursuant to the support services agreement will be based on the fully-allocated cost of providing the service or, with respect to statements of work entered into under the support services agreement, the amount set forth therein. “Fully-allocated cost” means, with respect to the provision of a “service,” the all-in cost of providing such service, including direct charges and allocable amounts reflecting compensation and benefits, technology expenses, occupancy and equipment expense and third-party payments (but not taxes incurred in connection therewith). Ocwen will be required to submit statements of account on a monthly basis with respect to all amounts payable by us, setting out the support services provided and the amount billed as a result of providing such support services.

The total fees incurred by us under this agreement will be dependent on our business activity and the level of services required in connection therewith.

Aircraft Time Sharing Agreement with Ocwen

On November 15, 2013, we entered into an Aircraft Time Sharing Agreement, or the “Timeshare Agreement,” with Ocwen pursuant to which Ocwen will make its corporate plane available to us for business-related travel from time to time. Under the Time Sharing Agreement, Ocwen agreed to provide us, on a time sharing basis, access to its plane in consideration of our reimbursement to Ocwen of the sum of its direct expenses of operating the plane plus an additional charge equal to 100% of such expenses. The amounts actually charged to us in any period will directly correlate to our use of the aircraft in each period, which will vary depending on our business needs.

Equity Plans

Options Granted in Separation from Altisource

We adopted the 2012 Equity Plan and the 2012 Special Equity Incentive Plan in connection with the separation from Altisource in December 2012. In order to effect the exchange ratio in connection with the separation, we issued options to purchase 242,771 shares of our common stock with a weighted average exercise price of $1.52 per share at December 31, 2012 under the 2012 Equity Plan to Altisource employees holding Altisource stock options immediately prior to the separation and receiving shares of common stock in the separation from Altisource, including options to purchase 3,003 shares to Mr. Pandey that expire on July 18, 2018 and options to purchase 89,972 shares to Mr. Erbey that expire on varying dates between January 2015 and July 2018. We also issued options to purchase 63,053 shares of our common stock with a weighted average exercise price of $0.75 per share at December 31, 2012 under the Special Option Plan to non-employee holders of Altisource stock options. These options expire on the same dates as they expired under the Altisource plans. Because the options were granted as part of the separation to holders of Altisource stock options, no share-based compensation related to these options is included in our consolidated financial statements appearing in our Annual Report on Form 10-K. No additional shares of common stock are issuable under the 2012 Equity Plan other than shares of restricted stock issuable to our Directors and employees. No additional shares of common stock are issuable under the 2012 Special Equity Incentive Plan.

STOCKHOLDER PROPOSALS

Any proposal which a stockholder desires to have included in our proxy materials, pursuant to SEC Rule 14a-8, relating to our Annual Meeting of Stockholders for next year, which is expected to be held on or about June 1, 2016, must be received not later than December 30, 2015. A proposal must comply with Rule 14a-8 and the SEC’s proxy rules. In accordance with Rule 14a-8, this deadline could change if next year’s Annual Meeting date is held sooner or later.

Stockholder proposals and director nominations for the 2016 Annual Meeting of Stockholders should be directed to our Corporate Secretary at Tamarind Reef, 5001 Tamarind Reef, Christiansted, United States Virgin Islands 00820.

We did not receive notice of any stockholder proposals relating to the 2015 Annual Meeting of Stockholders.  If any other matters properly come before the 2015 Annual Meeting of Stockholders, the persons designated as proxies intend to vote in accordance with their discretion on such matters.

ANNUAL REPORTS

A copy of our annual report to stockholders on Form 10-K for the year ended December 31, 2014 was made available to stockholders on March 2, 2015. The annual report can be found on our website www.altisourceamc.com under “Shareholders – Financial Information.”

We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the record date for the meeting, on written request, a copy of our annual report on Form 10-K for the year ended December 31, 2014, required to be filed by us with the SEC under the Exchange Act. Such requests should be directed to Investor Relations at Altisource Asset Management Corporation, 36C Strand Street, Christiansted, United States Virgin Islands 00820.

OTHER MATTERS

Proxies may be solicited on behalf of the Board of Directors by mail or electronic means. If a solicitor is retained, we will pay the solicitation costs. Copies of the annual report for 2014 and this proxy statement will be made available to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) “FOR” each of the nominees for Director; (2) “FOR” the proposal to amend the Company’s Articles of Incorporation to increase the Company’s authorized capital stock and “FOR” approval of the appointment of Deloitte & Touche LLP to be our independent registered public accounting firm for 2015. Should any matter not described above be properly presented at the meeting, each proxy received will be voted in accordance with the discretion of the persons appointed as proxies.

If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your broker, bank or other nominee may only deliver one (1) copy of this proxy statement and our 2013 annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one (1) or more of the stockholders. Stockholders at an address to which a single copy of this proxy statement and our 2013 annual report was sent may request a separate copy by contacting Investor Relations at Altisource Asset Management Corporation, 36C Strand Street, Christiansted, United States Virgin Islands 00820, or by calling our Secretary at (770) 644-7450. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.

APPENDIX A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ALTISOURCE ASSET MANAGEMENT CORPORATION

I, the undersigned, Vice President of ALTISOURCE ASSET MANAGEMENT CORPORATION (the “Corporation”), for the purpose of amending and restating the Articles of Incorporation of the Corporation pursuant to Section 222, Chapter 1, Title 13, of the United States Virgin Islands Code, hereby file these Amended and Restated Articles of Incorporation and do certify:

ARTICLE I

The name of the Corporation (hereinafter referred to as the "Corporation") is Altisource Asset Management Corporation.

ARTICLE II

The principal office of the Corporation in the Virgin Islands is located at ~~402 Strand Street~~ Tamarind Reef, 5001 Tamarind Reef, ~~Frederiksted~~Christiansted, St. Croix, U.S. Virgin Islands 00820~~00840-3531~~, and the name of the resident agent of the Corporation is Marjorie Rawls Roberts, P.C., whose mailing address is P.O. Box 6347, St. Thomas, U.S. Virgin Islands 00804, and whose physical address is One Hibiscus Alley, 5093 Dronningens Gade, Ste. 1, Charlotte Amalie, St. Thomas, U.S. Virgin Islands.

ARTICLE III

Without limiting in any manner the scope and generality of the allowable functions of the Corporation, it is hereby provided that the Corporation shall have the following purposes, objects and powers:

(1) To engage in any lawful business in the United States Virgin Islands.

(2) To enter into and carry out any contracts for or in relation to the foregoing business with any person, firm, association, corporation, or government or governmental agency.

(3) To conduct its business in the United States Virgin Islands and to have offices within the United States Virgin Islands.

(4)     To borrow or raise money to any amount permitted by law by the sale or issuance of obligations of any kind, to guarantee loans, other types of indebtedness and financing obligations, and to secure the foregoing by mortgages or other liens upon any and all of the property of every kind of the Corporation.

(5)     To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the exercise of any of the powers herein set forth, either alone or in connection with other firms, individuals, associations or corporations in the Virgin Islands and elsewhere in the United States and foreign countries, and to do any other acts or things incidental or appurtenant to or growing out of or connected with the said business, purposes, objects and powers of any part thereof not inconsistent with the laws of the Virgin Islands, and to exercise any and all powers now or hereafter conferred by law on business corporations whether expressly enumerated herein or not.

The purposes, objects and powers specified in this Article shall not be limited or restricted by reference to the terms of any other subdivision or of any other article of these Articles of Incorporation.

ARTICLE IV

The total number of shares of stock that the Corporation is authorized to issue is ~~Six~~Three Hundred Million (~~6~~300,000,000), of which ~~Five~~Two Hundred Million (~~5~~200,000,000) are shares of common stock at $0.01 par value per share the (“Common Stock”), and One Hundred Million (100,000,000) are shares of preferred stock at $0.01 par value per share (the “Preferred Stock”).

The Corporation is authorized to issue multiple classes of stock, or one or more series of stock within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences or other special rights, and qualifications, limitations or restrictions thereof as shall be stated and expressed by resolutions providing for the issue of such stock as determined, and adopted, by the Board of Directors of the Corporation.

The minimum amount of capital with which the Corporation will commence business is One Thousand Dollars ($1,000).

ARTICLE V

As set forth in the Corporation’s original Articles of Incorporation, filed with the Office of the Lieutenant Governor of the United States Virgin Islands on March 15, 2012, the names and places of residence of each of the incorporators that formed the Corporation are as follows:

NAME         RESIDENCE

Laura Lee Berry        173-230 Estate Tutu, St. Thomas, USVI
Denise Bukle        148-154 Estate Tutu, St. Thomas, USVI
Ethy Brazier            Hospital Ground; 303A-11; St. Thomas USVI
ARTICLE VI
The Corporation is to have perpetual existence.

ARTICLE VII

The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the bylaws of the Corporation; but except as otherwise provided for herein, the number of directors may not be less than three. Notwithstanding the foregoing, at all times in which the Corporation has fewer than three stockholders, the number of directors may be equal to, or greater than, the number of stockholders. The directors need not be stockholders.

These Amended and Restated Articles of Incorporation have been duly adopted in accordance with the provisions of Section 222, Chapter 1, Title 13, of the United States Virgin Islands Code.

In witness whereof, the undersigned has hereunto set her hand as Vice President of the Corporation this __ day of June, 2015.

[ ]
Vice President
ATTEST:

____________________________
Stephen H. Gray
Secretary

TERRITORY OF THE UNITED STATES VIRGIN ISLANDS    )
DIVISION OF ST. CROIX                )

Before me, the undersigned authority on this ___ day of June 2015 personally appeared _____________, who, being by me first duly sworn, declared that she is the person who signed the foregoing Amended and Restated Articles of Incorporation as the Vice President of the Corporation and that the statements contained in these Amended and Restated Articles of Incorporation are true and correct.

         Notary Public

         My Commission Expires:

ALTISOURCE ASSET MANAGEMENT CORPORATION
36C STRAND STREET
CHRISTIANSTED, VI 00820

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ALTISOURCE ASSET MANAGEMENT CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Ashish Pandey	☐	☐	☐
1b. Paul T. Bossidy	☐	☐	☐
1c. Ricardo C. Byrd	☐	☐	☐
1d. George G. Ellison	☐	☐	☐
1e. Dale Kurland	☐	☐	☐
1f. Nathaniel Redleaf	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

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Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M91981-P65849

ALTISOURCE ASSET MANAGEMENT CORPORATION
Annual Meeting of Stockholders
June 3, 2015 9:00 AM AST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) George G. Ellison and Robin N. Lowe, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares or common stock of ALTISOURCE ASSET MANAGEMENT CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Atlantic Standard Time on June 3, 2015, at the offices of Altisource Asset Management Corporation at 36C Strand Street, Christiansted, USVI 00820, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ______________________________

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side